                                                                EXHIBIT 10.13


                        ARROW/SCHWEBER ELECTRONICS GROUP
                         CONSIGNED INVENTORY AGREEMENT


Agreement, made of this June 22, 1994, between Arrow/Schweber Electronics Group, with its principal place of business at 25 Hub Drive, Melville, New York, 11747 ("Arrow") and Transcrypt International ("Customer"), with a principal place of business at 4800 Northwest First St., Lincoln, Nebraska, 68521.

1. Arrow shall maintain at Customer's location stocks of the device types listed on Schedule A annexed hereto (hereinafter the "Products"). Schedule A may be amended at any time by Agreement of both parties, subject to all of the terms and conditions of this Agreement. All right and title to the Products on Customer's premises shall remain with Arrow until delivery (as hereinafter defined).

2. Customer shall maintain, at its sole cost and expense, a secure area within which to store the Products. All Products described in Schedule A shall be physically segregated from all other inventory and property. The consigned inventory storage area ("CISA") shall be kept locked at all times, and may be accessed by such Arrow employees as Arrow may designate and the following Customer employee only: Arden Beck, Mike Wallace, Rebecca Meyer.

         Arrow employees will have access to Customer's location and the CISA at any time during Customer's normal business hours.

3. On a weekly basis, the Customer will inform Arrow of the quantity and parts used, and will give Arrow a purchase order number on which these items are to be billed. Customer will acknowledge receipt of each delivery of Products to the CISA by promptly returning to Arrow a signed copy of Arrow's packing slip.

4. The prices for all material ordered hereunder shall be as set forth in Schedule A and shall remain fixed, but may be revised upward or downward depending on price changes from manufacturer that would be passed through to buyer. Buyer may accept or reject the new pricing and by mutual written consent amend Schedule A, accordingly.
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                                                                     Page 2 of 3

5. As often as once a month, and no less than once a quarter, a physical count of the Consigned inventory will be performed by an Arrow representative. Customer shall have an authorized representative review such physical inventory and shall initial the physical inventory listing of parts and quantities. In the event Customer does not make authorized personnel available for such purposes, Customer hereby agrees that Arrow's count will be deemed by Customer to be complete and accurate.

         If the physical count does not agree with the on-hand quantity for this warehouse according to the Arrow on-line system (after assuring that all recent shipments to the Customer have been put into stock), the discrepancies must be resolved with the Customer. The Customer is responsible for the security and control of Arrow inventory on the site, and will be billed for any unexplained shortages at the time of the audit. Customer shall at all times bear risk of loss of Product in the CISA by any cause whatsoever, shall maintain sufficient insurance coverage to cover any such loss, and will provide to Arrow a certificate of insurance, naming Arrow as an additional insured, evidencing such coverage.


6. Arrow reserves the right to cease or limit the replenishment of any Product, or to remove Product from the CISA in the event that Customer fails to keep its account current or if, and to the extent that, the total dollar value of Product in the CISA together with the amount of the payable outstanding from Customer to Arrow for more than 30 days (whether or not related to the purchase of Product hereunder) exceeds Customer's then current Arrow credit limit.

7. This contract will continue in full force and effect for one year from the date hereof, but may be terminated by either party, with or without cause, on 60 day's notice to the other, or without further notice in the event that either party gives written notice to the other of a substantial default hereunder and the other party fails to cure the same within 30 days of its receipt of such notice. In the event this Agreement is terminated by either party and, as of the effective date of any such termination Customer has not then purchased under the terms hereof all of its estimated annual requirement for such Product, Customer shall purchase the Product in the CISA on the effective date of such termination.
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                                                                     Page 3 of 3

8. The Products will be covered by the manufacturers' standard warranty therefor, the warranty period beginning to run on the date upon which said Product was delivered to the CISA.

9. During the term of this Agreement, Customer's authorized personnel may enter the CISA and remove Product for Customer's use (such removal constituting "delivery" hereunder).

         Title to the Product will pass to Customer upon delivery, but Arrow will retain a security interest in such Products after delivery until payment has been made therefor. At any time, and from time to time, during the term of this Agreement, Arrow may file financing statements (UCC-1) with appropriate authorities as evidence of its title in the Product maintained in the CISA and its security interest in the delivered Products. Customer hereby authorizes Arrow to execute and irrevocably appoints Arrow its attorney in fact for the execution of such documents. Customer agrees that it will not permit any lien or encumbrance of any sort to be created or executed against the Product in the CISA. Customer warrants and represents that no part of this Agreement constitutes a violation of the terms of, or default under, any other Agreement it may have with suppliers, creditors or otherwise.


ARROW/SCHWEBER ELECTRONIC GROUP            TRANSCRYPT INTERNATIONAL


By: JAMES M. ROSEBERG                      By:     [SIG]
   ------------------------------               ------------------------------
   James M. Rosenberg
   Vice President, Strategic Sales


Date:    8-23-94                           Date:   8-16-94
         -------------------------                 ---------------------------

                        ARROW/SCHWEBER ELECTRONICS GROUP
                         CONSIGNED INVENTORY AGREEMENT

                                  SCHEDULE "A"

                            TRANSCRYPT INTERNATIONAL


    PART #               NEDA           CONSIGNMENT STOCK           RESALE
    ------               ----           -----------------           ------
MC68HC705C8FB            5236                5,000                   11.25

LMT358D                  5236                3,000                     .39

LMT324D                  5236                6,000                     .36

MC14053BDR2              5236                5,000                    .346